Exhibit 99.1

Broadwind Energy Reports Second Quarter 2009 Results

Revenue Rises on Higher Wind Tower Sales & Service Agreements

Naperville, Ill. — Aug. 10, 2009 — Broadwind Energy, Inc. (NASDAQ: BWEN), a leading provider of components, logistics and services to the wind power and broader energy markets, today reported results for the quarter ended June 30, 2009, highlighted by a 28% increase in revenues to $52.3 million, compared to revenues of $40.8 million for the second quarter of 2008.  Broadwind attributed the gains to increased wind tower revenues and increases in service and transportation contracts completed in the quarter.

The Company reported a net loss of $5.4 million or ($0.06) per basic and diluted share in the second quarter of 2009, compared to a net loss of $2.0 million or ($0.02) per basic and diluted share, in the prior year. The increased net loss was attributed to higher operating costs associated with additional facility capacity, production ramp-up costs at a new facility in Abilene, Texas and higher selling general and administrative costs, partially offset by a one-time gain of $5.0 million associated with the settlement of a post closing escrow relating to a previous acquisition.

The Company generated Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (EBITDAS) of $2.7 million for the second quarter of 2009 versus $4.5 million in the second quarter of last year.  For a summary of financial results and an explanation and reconciliation of EBITDAS to net loss, please see the table below.  Operating cash flow totaled $122,000, up sharply from the prior year quarter $6.4 million use of cash.

“The challenges associated with the ongoing global economic slowdown have resulted in lower customer demand levels and project delays,” said Broadwind CEO, J. Cameron Drecoll.  “As a result, our operating profits and gross margins have been negatively affected by the decline in production levels, which has created inefficiencies in the cost structures of our operations. Accordingly, the Company has taken initiatives to mitigate these effects through cost cutting measures throughout our operations, increased focus on operating cash flow, headcount rationalization as well as reducing our capital spending, while still attempting to position Broadwind to benefit from the anticipated recovery in the wind market.”

Since the onset of the economic downturn the Company has taken steps to mitigate the effects of the decline in production levels through cost cutting measures at all of its operations. The Company also reported that it continues to focus efforts on maintaining adequate liquidity and cash balances for future operating needs for by focusing on cost control, asset management and restructuring existing debt and credit agreements while pursuing new financing arrangements.

While the Company’s Products segment continues to be affected by the current economic downturn, its Services segment has continued to grow as a result of an increase in service contracts entered into during the current year and the inclusion of the Badger Transport acquisition in its results of operations.   Additional detail regarding the results of operations of the Company’s segments is detailed below.

Segment Results

Products

Broadwind’s Products segment includes wind tower and precision gear manufacturing and heavy steel fabrication.  For the second quarter of 2009, the Products segment posted revenues of $39.9 million, compared to $34.0 million in revenues reported in the second quarter of 2008. The increase in revenues is primarily attributable to an increase in wind tower units sold during the current quarter as a result of production at our new wind tower manufacturing facility in Abilene, Texas and a higher percentage of materials in the selling price of certain of our wind towers.

Services

Broadwind’s Services segment is one of the nation’s leading service and maintenance providers to the wind power market with over 200 employees throughout the U.S. The Services segment also includes heavy-haul transportation capabilities for oversized and overweight components and equipment, primarily for the wind energy industry. Second quarter revenues for the Services segment during 2009 were $12.5 million compared to revenues of $6.8 million for the same period in 2008.  The increased revenue was driven by additional short-term service contracts completed and enhanced service capabilities added during the second quarter of 2009.  Service revenues were also favorably impacted by the inclusion of revenues from Badger Transport which the Company acquired in June of 2008.

Reconciliation of GAAP Net Loss to Adjusted EBITDAS (Unaudited)

The Company has provided the following table, which reconciles net loss, as reported, to EBITDAS.  The Company utilizes EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation) as a key financial metric and believes it represents the Company’s cash generation, which it can use to make acquisitions, invest in operations and facilities, return to shareholders, and for other uses.  EBITDAS, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis.  Additionally, EBITDAS as computed by the Company may not be comparable to similar metrics used by others in the industry.

	Three months ended June 30,
(In thousands)	2009	2008
Net loss	$(5,426)	$(1,973)
Add: interest expense (net), income taxes, depreciation and amortization	7,546	5,914
EBITDA	2,120	3,941
Add: stock-based compensation	547	522
EBITDAS	$2,667	$4,463

About Broadwind Energy, Inc.

Naperville, Illinois-based Broadwind Energy, Inc. (Nasdaq: BWEN), provides a broad array of integrated supply-chain solutions to the power infrastructure industry, with an emphasis on the wind energy sector. Broadwind’s products and services include wind tower and precision gear manufacturing; heavy steel fabrication; wind facility construction support; wind turbine installation and maintenance; and wind turbine transportation services. Broadwind’s customers include many of the leading wind turbine manufacturers and wind farm owners worldwide.   Broadwind has over one million square feet of production and service center capacity nationwide.  For more information, visit www.broadwindenergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings.  The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

###

Contact:

Jeff Lambert, Karen Keller

Lambert, Edwards & Associates

616-233-0500 / kkeller@lambert-edwards.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,
	2009	2008

Revenues	$52,313	$40,830
Cost of sales	49,162	30,739
Gross margin	3,151	10,091

Operating expenses:
Selling, general and administrative	10,525	8,995
Intangible amortization	2,906	2,738
Total operating expenses	13,431	11,733
Operating loss	(10,280)	(1,642)

OTHER INCOME (EXPENSE), net:
Interest expense, net	(557)	(794)
Other, net	5,574	475
Total other income (expense), net	5,017	(319)

Net loss before provision (benefit) for income taxes	(5,263)	(1,961)
PROVISION (BENEFIT) FOR INCOME TAXES	163	12
NET LOSS	$(5,426)	$(1,973)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.06)	$(0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	96,547	86,822